Contact:     Kate Dreyer
comScore, Inc.
(571) 306-6447
press@comscore.com

comScore Appoints Five New Members to its Board of Directors

New Board Members Bring Decades of Executive Experience Across Media, CPG, Technology and Financial Industries to comScore

RESTON, VA, June 9, 2017 – comScore announced that its board of directors has appointed five new members, effective today: Lisa Gersh, former CEO of Martha Stewart Living Omnimedia and co-founder of Oxygen Media; Mark Harris, CFO of Hercules Capital, Inc.; Jacques Kerrest, CFO of Intelsat; Joshua Peirez, President of The Dun & Bradstreet Corporation and Susan Riley, former CFO of several prominent apparel and CPG companies. These appointments increase the total number of comScore directors from seven to 12.

“I’m delighted to welcome these five new directors to our team, each of whom has an impressive, proven track record of helping companies capitalize on new opportunities and deliver value to their respective shareholders,” said William Henderson, chairman of the comScore Board of Directors. “As the Board works with Gian Fulgoni, our CEO, and his executive team to move the company to the next level, we strongly felt that these individuals bring the best mix of skills and experience necessary to help the company in its efforts to provide attractive returns to our shareholders.”

“I couldn’t be more pleased to have these five distinguished leaders join our board at this point in time,” said Gian Fulgoni, chief executive officer of comScore. “We have tremendous talent and valuable assets here at comScore, and I’m delighted that our new directors recognize the potential and that they’re eager to play an important role in helping us as we deliver a new generation of powerful advertising and cross-platform measurement solutions to our clients.”

Today’s new appointments include:

•
Lisa Gersh: Ms. Gersh has extensive experience in the media, branded products and entertainment industries, including television, digital entertainment and publishing. She has held operating and executive positions with multiple leading media and brand-driven companies, including CEO of Goop, Inc., CEO of Martha Stewart Living Omnimedia and co-founder and President of Oxygen Media. Ms. Gersh’s past roles include President of Strategic Initiatives at NBC News, interim Chief Executive Officer at The Weather Channel Interactive Inc., Founding Partner at Friedman Kaplan & Seiler LLP, CEO of Martha Stewart Living Omnimedia, CEO of Goop.com and Member of the Board at The Knot. In addition to her appointment to the comScore Board of Directors, Ms. Gersh also sits on the Board of Hasbro, Inc.

•
Mark Harris: Mr. Harris has over 20 years of experience working with and within public companies, and has deep expertise in financial services and global business. He is currently the CFO of Hercules Capital, Inc. Previous roles include Senior Portfolio Manager and CFO for Asia Pacific at Avenue Capital Group, Corporate Financial Controller and Chief Accounting Officer of Hutchinson Telecommunications International Limited, Vice President of Finance at Vsource, and a Manager in PricewaterhouseCoopers’ Global Capital Markets Group.

•
Jacques Kerrest: Mr. Kerrest is the Executive Vice President and CFO of Intelsat, a leading satellite service provider. He is responsible for the leadership of Intelsat’s financial operations, which include capital markets, accounting, treasury, financial planning, investor relations and corporate development. Prior to his role at Intelsat, he held executive-level roles at numerous leading technology and communications companies, including DPC Data Inc., ActivIdentity Corporation, Virgin Media PLC, Equant Inc., Harte-Hanks, Inc, Chancellor Broadcasting Company and Positive Communications.

•
Joshua Peirez: Mr. Peirez has extensive experience in the financial sector and is currently the President and COO of The Dun & Bradstreet Corporation. Prior to joining The Dun & Bradstreet Corporation, Mr. Peirez spent 10 years at MasterCard and served in several roles, including Chief Innovation Officer, Group Executive of Innovative Platforms, Chief Payment System Integrity Officer and Group Executive of Global Public Policy and Associate General Counsel. Mr. Peirez has served on the Federal Reserve Board's Consumer Advisory Council and the Board of Directors for the Westchester County Association. He was named one of the Top 10 Innovators of 2009 by Bank Technology News.

•
Susan Riley: Ms. Riley has more than 30 years of financial and operational leadership in the specialty retail, consumer products, medical and cosmetic industries. She has played a key role in major financial and operational restructurings, regulatory and disclosure compliance efforts, strategic diversification and mergers, and expanding global operations. Ms. Riley has worked as CFO for several companies, including Eastern Outfitters, LLC, The Children’s Place, Klinger Advanced Aesthetics, Abercrombie & Fitch, and The Dial Corporation. In addition to her appointment with comScore, Ms. Riley also sits on the Board of Directors for the following organizations: PJM Interconnection, Essendant Inc. and The Rochester Institute of Technology.

About comScore
comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC:SCOR). For more information on comScore, please visit comscore.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations as to the impact of new director appointments and the success of comScore’s business. These statements involve risks and uncertainties that could cause our actual results to differ materially from expectations, including, but not limited to, comScore’s ability to achieve its expected financial and operational results. For additional discussion of risk factors, please refer to comScore’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not intend or undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
# # #